Exhibit 107

Calculation of Filing Fee Table

424(b)(5)
(Form Type)

Tellurian Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.01 per share	Rules 457(c) and 457(r)	47,865,061 (2)	$0.82 (3)	$39,249,349.71	0.0001476	$5,793.20
Fees Previously Paid
	Total Offering Amounts					$39,249,349.71		$5,793.20
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$5,793.20

(1)	In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fee in respect of the base prospectus filed with, and forming a part of, the Registration Statement on Form S-3ASR (SEC File No. 333-269069) filed on December 30, 2022.

(2)	Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee required pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is calculated using the average of the high ($0.91) and low ($0.73) prices of registrant’s shares of common stock on the NYSE American on December 29, 2023.